Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Prudential Investment Portfolios 9:

We consent to the use of our reports dated December 16, 2014 and December 19, 2014, with respect to Prudential Large-Cap Core Equity Fund and Prudential International Real Estate Fund, respectively, each a series of Prudential Investment Portfolios 9, incorporated by reference herein and to the references to our firm under the headings “Financial Highlights” in the prospectuses and “Other Service Providers” and “Financial Statements” in the statement of additional information.

New York, New York

January 28, 2015